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THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY
BY THE OFFER TO PURCHASE DATED MARCH 24, 2000, AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER, HOWEVER, IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH
THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE
WITH THE LAWS OF SUCH JURISDICTION. PURCHASER (AS DEFINED BELOW) MAY IN ITS DISCRETION, HOWEVER, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SHARES IN SUCH JURISDICTION. IN JURISDICTIONS WHOSE LAWS REQUIRE THAT THE OFFER BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON PURCHASER'S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE COMMON STOCK)

                                       of

                                   OEA, INC.

                                       at

                              $10.00 NET PER SHARE

                                       by

                             OEA MERGER CORPORATION

                     an indirect wholly owned subsidiary of

                                  AUTOLIV, INC.

     OEA Merger Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Autoliv, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.10 per share (the "Common Stock") of OEA, Inc. (the "Company"), together with the associated rights to purchase common stock issued pursuant to the Rights Agreement, as amended, dated as of March 25, 1998 (the "Rights Agreement"), between the Company and LaSalle Bank, N.A., as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $10.00 per Share, net to the selling stockholder in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 24, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Stockholders of record who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of First Chicago Trust Company of New York, which is acting as depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON MONDAY, APRIL 24, 2000, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the Expiration Date of the Offer that number of Shares which represents more than fifty percent of the total issued and outstanding Shares on a fully diluted basis (excluding any shares held by the Company or any of its subsidiaries) (the "Minimum Condition") and
(2) the expiration or termination of any and all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Offer is also subject to other conditions. See Section 15 of the Offer to Purchase. The Offer is not conditioned upon Parent or Purchaser obtaining financing. The Offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger dated as of March 12, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the Company's treasury immediately before the Effective Time, and each Share held by Parent, Purchaser, any other subsidiary of Parent or any subsidiary of the Company immediately before the Effective Time, all of which will be cancelled, and other than Shares with respect to which appraisal rights are properly exercised under the DGCL) will be converted into the right to receive $10.00 in cash, without interest thereon. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (1) DETERMINED THAT THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, (2) APPROVED THE MERGER, THE OFFER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND (3) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO AND APPROVE AND ADOPT THE MERGER AGREEMENT.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Payment for Shares so accepted will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC")), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof ) with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, April 24, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire prior to the purchase of any Shares.

     Purchaser may, without the consent of the Company, extend the Offer beyond the initial Expiration Date in the following events: (i) if necessary to satisfy any condition of the HSR Act, for a period not to exceed forty (40) business days, (ii) if any of the conditions to the Offer (other than the Minimum Condition) shall not have been satisfied or waived, for a period not to exceed twenty (20) business days, (iii) if all the conditions to the Offer are satisfied or waived, but the number of Shares validly tendered and not withdrawn is less than 90% of the number of then-outstanding Shares on a fully diluted basis (excluding Shares held by the Company or any of its subsidiaries), for four successive five (5) business day periods for an aggregate period not to exceed twenty (20) business days, or (iv) if any of the conditions to the Offer (other than the Minimum Condition) shall not have been satisfied or waived and a proposal or offer for a merger or certain other extraordinary transactions (a "Takeover Proposal") has been made or publicly disclosed by a person other than Parent or Purchaser (including the Company and any of its subsidiaries or affiliates), or if Parent or Purchaser otherwise learn that a Takeover Proposal has been made or publicly proposed, for a period of up to ten (10) days after the withdrawal or termination of such Takeover Proposal, such date in no event to exceed the earlier of (x) June 30, 2000, and (y) the minimum time necessary to satisfy all such outstanding conditions to the Offer.

     Purchaser shall cause any such extension by giving oral or written notice of such extension to the Depositary, which will be followed by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right, if any, of a tendering stockholder to withdraw such stockholder's Shares. Under no circumstances will interest be paid on the purchase price to be paid for the Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after Monday, May 22, 2000. For a withdrawal of Shares tendered to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificate evidencing the Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. The receipt of cash in exchange for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. See Section 5 of the Offer of Purchase.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal and other related tender offer materials may be directed to the Information Agent at the address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:
                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.
                           17 State Street, 10th Floor
                            New York, New York 10004
                Brokers and Bankers Call Collect (212) 440-9800
                                       Or
                    All Others Call Toll-Free (800) 223-2064

 March 24, 2000